Exhibit 99.1

News Release | May 30, 2025

Wells Fargo & Company Announces Full Redemption of the Capital Securities Issued by CoreStates Capital II and CoreStates Capital III

SAN FRANCISCO – May 30, 2025 – Wells Fargo & Company (NYSE: WFC) and Wells Fargo Bank, National Association (the “Bank”) today announced that the Bank, as sponsor of the trusts listed below, has submitted redemption notices to the property trustee for the redemption of the capital securities listed below on June 30, 2025 (the “Redemption Date”). The redemption price for each security will be equal to 100% of the principal amount of the securities plus accumulated and unpaid distributions to, but excluding, the Redemption Date.

Trust	Security	Principal Amount	CUSIP*

CoreStates Capital II	Floating Rate Subordinated Capital Income Securities	$150,000,000 ($1,000 per Security)	218694AA5

CoreStates Capital III	Floating Rate Capital Trust Pass-through Securities	$300,000,000 ($1,000 per Security)	21869MAA5

*The CUSIP numbers listed above are for information purposes only. Neither the Bank nor the property trustee for the securities will be responsible for the selection or use of these CUSIP numbers, nor is any representation made as to the correctness on any of the securities.

About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a leading financial services company that has approximately $1.9 trillion in assets. We provide a diversified set of banking, investment and mortgage products and services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending, Commercial Banking, Corporate and Investment Banking, and Wealth & Investment Management. Wells Fargo ranked No. 34 on Fortune’s 2024 rankings of America’s largest corporations.

Additional information may be found at www.wellsfargo.com

LinkedIn: https://www.linkedin.com/company/wellsfargo

© 2025 Wells Fargo Bank, N.A. All rights reserved.

Contact Information

Media

Beth Richek, 980-308-1568

beth.richek@wellsfargo.com

Investor Relations

Tanya Quinn, 415-396-7495

tanya.quinn@wellsfargo.com

News Release Category: WF-CFH

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2  May 30, 2025 | News Release